Exhibit 10.4

                              SETTLEMENT AGREEMENT

          SETTLEMENT AGREEMENT (this "AGREEMENT"), dated as of October 30, 2000, among AMERICAN BANKNOTE CORPORATION, a Delaware corporation having its principal place of business at 410 Park Avenue, New York, New York 10022 ("ABN" or the "COMPANY"), and John T. Gorman, residing at 11 Jeffrey Lane, East Windsor, New Jersey 08520 (the "CLAIMANT").

                               W I T N E S S E T H

          WHEREAS, pursuant to that certain Employment Agreement, dated July 24, 1990, as amended August 31, 1992 and July 12, 1996, by and between ABN and the Claimant (collectively, the "EMPLOYMENT AGREEMENT"), the Claimant was employed by the Company as executive vice president and chief financial officer until June 30, 1998 and thereafter until his date of disability by American Banknote Company ("ABNCo") as interim General Manager; and

          WHEREAS, the Claimant's employment was terminated effective August 31, 1999, and pursuant to the terms of the Employment Agreement the Claimant became a consultant to the Company for the period commencing as of September 1, 1999 and ending on February 28, 2001 (the "SEVERANCE PERIOD"); and

          WHEREAS, the Company is the debtor and debtor-in-possession in the Chapter 11 reorganization Case No. 99 B 11577 (PCB) (the "CHAPTER 11 CASE") filed on December 8, 1999 under Chapter 11 of title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330, as amended (the "BANKRUPTCY CODE"), in the United States Bankruptcy Court for the Southern District of New York (the "BANKRUPTCY COURT"); and

          WHEREAS, in ABN's schedules, dated December 8, 1999, ABN scheduled the following claims of the Claimant against the Company: (i) an unsecured claim in the amount of $298,672 for earned vacation, benefits, and Challenge 2000 bonuses; (ii) an unsecured claim in the amount of $34,822 for accrued salary, earned vacation, pension contributions, and medical and insurance benefits; and
(iii) an unsecured priority claim in the amount of $4,300 for accrued salary, earned vacation, pension contributions, and medical and insurance benefits; and

          WHEREAS, on January 24, 2000, the Claimant filed a proof of claim against ABN in the Chapter 11 Case, asserting a claim in the estimated amount of $629,822 (the "CLAIM"); and

          WHEREAS the Claimant asserted or might have asserted his entitlement to payment from ABN of certain amounts in connection with ABN's Challenge 2000 bonus program (the "Challenge 2000 Claims"); and

          WHEREAS, in or about 1985 ABN loaned the Claimant the sum of $57,500, which amount remains outstanding; and

          WHEREAS, ABN and the Claimant wish to voluntarily settle and release each other from any and all claims relating to the Employment Agreement and the Claim upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the promises and of the releases, representations, covenants, and obligations contained herein, the parties hereto agree as follows:

          1.  SETTLEMENT PAYMENTS.

          (1) SEVERANCE. In full satisfaction of the Claim and any claims the Claimant may have against ABN under the Employment Agreement, commencing upon the consummation of ABN's Chapter 11 reorganization plan (the "CONSUMMATION DATE"), ABN agrees to pay the Claimant the sum of $427,200 (the "Severance Payment"), in thirty (30) equal monthly installments of approximately $14,240 each. In the event of the Claimant's death during the period between the Consummation Date and the last scheduled Severance Payment (the "SEVERANCE PERIOD"), ABN shall continue to make any payments owing under this Agreement to the Claimant's estate pursuant to the terms of this Agreement. In the event that this Agreement is terminated for Cause prior to the end of the Severance Period, the Claimant shall not be entitled to receive any portion of the Severance Payment that would have otherwise accrued after such termination for Cause. Any portion of the Severance Payment accrued but not paid prior to such termination for Cause shall be paid immediately upon such termination. For purposes of this Agreement, there shall be "CAUSE" for termination of this Agreement in the event that the Claimant pleads guilty to, or is convicted of, a felony or crime, which conviction has, or is reasonably likely to have, a material adverse effect on ABN or its business.

          (2) BENEFITS. During the Severance Period, the Claimant shall participate in all Company and/or ABNCo group insurance plans, and the Company shall use its reasonable efforts to amend its group insurance contracts to provide the Claimant and the Claimant's dependents with the same level of insurance benefits provided to the Claimant and his dependents pursuant to the Employment Agreement. Alternatively, to the extent Claimant is ineligible for full coverage under the Company's group insurance plans, the Company shall reimburse the Claimant for (i) the reasonable premiums of commercially available insurance plans that will provide the Claimant and his dependents with the same level of coverage provided to the Claimant and his dependents pursuant to the Employment Agreement and (ii) any increased tax liability attributable to such reimbursement, provided, however, that the reimbursement for the premiums and tax liability set forth in clauses (i) and (ii) of this paragraph 1(b) shall not exceed $40,000 in the aggregate. In the event that this Agreement is terminated for Cause prior to the end of the Severance Period, the Claimant shall not be entitled to receive any portion of the benefits hereunder that would have accrued subsequent to such termination for Cause.

          (3) SERP PAYMENTS. As of the earlier of the date upon which the Bankruptcy Court enters an order approving this Agreement and the date the Bankruptcy Court approves a Chapter 11 reorganization plan filed by ABN not inconsistent with this Agreement (the Effective Date"), the Claimant shall, for purposes of the American Banknote Corporation Supplemental Executive Retirement Plan, as amended (the "SERP"), be deemed to have entered into "Retirement" (as defined under the SERP). In accordance with the April 1, 1994 amendment to the predecessor plan to the SERP (the United States Banknote Corporation Supplemental Executive Retirement Plan, adopted April 1, 1994) and the Second Amendment to the SERP adopted July 1, 1997, the Claimant shall commence receiving monthly benefits upon Retirement under the SERP, such benefits to be determined as if his age at Retirement were fifty-eight (58). Consultant and the Company agree that Consultant shall receive his benefit under the SERP so that only the actuarially reduced joint and survivor form of benefit is available to the Claimant under the SERP. Notwithstanding any provision of the Agreement to the contrary, the Company's obligation to make the payments hereunder shall survive expiration of the Severance Period and termination of the Agreement for any reason whatsoever, including but specifically not limited to termination for Cause.

          (4) Life Insurance. During the Severance Period, the Company shall continue to provide life insurance to the Claimant in the amount of $1,600,000, consisting of the current $600,000 split dollar policy with Mass Mutual Insurance Company, Policy No. 6-826-946, owned by the Claimant. The remaining $1,000,000 policy shall be a ten-year guaranteed renewable term life insurance policy paid for by the Company that will be assigned to the Claimant at the conclusion of the Severance Period. Additionally, the Company and the Claimant agree to review as soon as practical the current $600,000 split dollar policy and take reasonable steps to maximize the return of paid in premiums to the Company and any potential cash surrender value due to the Claimant.

          (5) Change In Control. In the event that this Agreement is terminated in connection with a Change in Control then the entire Severance Payment hereby evidenced shall become due within five (5) business days, payable and collectible then or thereafter, without notice, as the Claimant may elect. For purposes of the Agreement, a "Change in Control" shall not include any "Change of Control" resulting from the Chapter 11 Case, and shall mean:

               (1) the direct or indirect acquisition, whether by sale, merger, consolidation, or purchase of assets or stock, by any person, corporation, or other entity or group thereof of the beneficial ownership (as that term is used in section 13(d)(1) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of shares in ABN which, when added to any other share the beneficial ownership of which is held by the acquirer, shall result in the acquirer's having more than 40% of the votes that are entitled to be cast at meetings of stockholders as to matters on which all outstanding shares are entitled to be voted as a single class, excluding the transfer of ABN's then outstanding securities by and between any persons who become beneficial owners of 10% or more of the voting power of ABN's then outstanding securities pursuant to ABN's Chapter 11 reorganization plan; PROVIDED, HOWEVER, that such acquisition shall not constitute a Change in Control for purposes of this Agreement if prior to such acquisition a resolution declaring that the acquisition shall not constitute a Change in Control is adopted by the Board with the support of a majority of the Board members who either were members of the Board for at least two years prior to the date of the vote on such resolution or were nominated for election to the Board by at least two-thirds of the directors then still in office who were members of the Board at least two years prior to the date of the vote on such resolution; and PROVIDED FURTHER, that neither ABN, nor any person who as of the Consummation Date was a director or officer of ABN, nor any trustee or other fiduciary holding securities under an employee benefit plan of ABN, nor any corporation owned, directly or indirectly, by the shareholders of ABN in substantially the same proportions as their ownership of shares of ABN shall be deemed to be an "acquirer" for purposes of this Section 3(g)(i).

               (2) the election during any two-year period (commencing upon the consummation date of ABN's Chapter 11 reorganization plan) to a majority of the seats of the Board of individuals who neither were members of the Board at the beginning of such period nor were nominated for election to the Board by at least two-thirds of the directors then still in office who were members of the Board at the beginning of such period; or

               (3) shareholder approval of a plan of complete liquidation of ABN or an agreement for the sale or disposition by ABN of all or substantially all of ABN's assets.

          2. NECESSARY APPROVALS. This Agreement shall be subject to approval by the Bankruptcy Court of a Chapter 11 reorganization plan filed by ABN not inconsistent with this Agreement, or an order of the Bankruptcy Court approving this Agreement. In the event that such a plan is not approved or such an order is not entered, this Agreement shall have no force or effect, and nothing contained in this Agreement shall be deemed an admission or concession of, or be in any way binding upon, any party hereto in connection with any future litigation with respect to the Claim.

          3. RELEASES AND INDEMNIFICATION.

          (a) RELEASE BY THE CLAIMANT. As a material inducement for the Company to enter into this Agreement, and subject to the occurrence of the Consummation Date, the Claimant knowingly and voluntarily releases and forever discharges (i) the Company, (ii) ABNCo, subject to payment of payment of all Severance Payments required hereunder, and (iii) their affiliates and subsidiaries, together with all of their past and present directors, managers, officers, shareholders, employees, agents, attorneys, servants, successors, and assigns (collectively, the "ABN RELEASEES") from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, that he had, now has, or may hereafter claim to have against the ABN Releasees by reason of any matter, cause, or thing whatsoever arising before the time this Agreement is executed by the Claimant, whether against the ABN Releasees in their individual or corporate capacities, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity, relating to the Claim, the Employment Agreement, or the Challenge 2000 Claims (the "ABN Releases"). The ABN Releases include, without limitation, any rights or claims relating in any way to the Employment Agreement, the Claimant's employment relationship with the Company, ABNCo, and their affiliates and subsidiaries, or the termination thereof, under any statute, including, without limitation, the federal Age Discrimination in Employment Act (the "ADEA"), Title VII of the Civil Rights Act, the Americans With Disabilities Act, and the New York State and City Human Rights laws, each as amended, or any other federal, state, or local law. Nothing herein shall constitute a release by the Claimant of any claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities arising from this Agreement. For the purposes of the Claimant's potential claims under the ADEA only, if any, the Claimant shall have twenty-one days to consider his waiver of his rights under the ADEA, although he may agree to waive such ADEA rights sooner if he chooses. Once the Claimant has agreed to his waiver of his ADEA rights, the Claimant shall have seven additional days from the date of such agreement to revoke his consent to the waiver of such ADEA rights. If no such revocation occurs, the Claimant' waiver of his ADEA rights shall become effective seven days from the date of such agreement.

          The Company has advised the Claimant to consult with an attorney of his choosing prior to the signing of this Agreement and the Claimant hereby acknowledges that he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is entering into this Agreement, including the Release set forth in paragraph 3(a), knowingly, freely and voluntarily in exchange for good and valuable consideration. The Claimant represents that, in executing this Agreement, he has not relied and does not rely upon any representation or statement made by any other party, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise

          (b) INDEMNIFICATION AND REIMBURSEMENT. The Company's obligation to defend, indemnify, reimburse, or limit the liability of the Claimant pursuant to the Company's certificate of incorporation, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against the Claimant based upon any act or omission related to the Claimant's services with, for, or on behalf of the Company prior to the effective date of this Agreement, shall survive only to the extent that the foregoing obligations may be satisfied from the proceeds of the Company's directors and officers liability insurance coverage. It is the Company's expectation that its securities law counsel will continue to represent the Claimant in connection with any current representation to the extent required by law.

          (c) RELEASE BY THE COMPANY. As a material inducement for the Claimant to enter into this Agreement, and subject to the occurrence of the Effective Date, the Company knowingly and voluntarily releases and forever discharges the Claimant, together with all of the Claimant's agents, attorneys, servants, successors, and assigns (collectively, "CLAIMANT RELEASEES") from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, that they had, now have, or may hereafter claim to have against the Claimant Releasees by reason of any matter, cause, or thing whatsoever arising before the time this Agreement is executed by Company, whether against the Claimant Releasees in their individual or corporate capacities, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity relating to the Claim, the Employment Agreement, or the Challenge 2000 Claims (the "Claimant Release"). The Claimant Release includes, without limitation, any rights or claims relating in any way to the Employment Agreement, the Claimant's employment relationship with the Company, ABNCo, and their affiliates and subsidiaries, or the termination thereof, under any statute or any federal, state, or local law. Nothing herein shall constitute a release by the Company of any claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities arising from this Agreement.

          4. REPRESENTATIONS AND ACKNOWLEDGMENTS. Each of ABN and the Claimant represents that it is duly authorized to execute and deliver this Agreement. The Claimant represents and acknowledges that the Agreement is not a solicitation of acceptance or rejection of a plan of reorganization. It is expressly understood and agreed that there have not been any promises, agreements, warranties, representations, or inducements, whether oral or written, expressed or implied, made by any party hereto, except to the extent expressly set forth herein.

          5. AMENDMENTS; WAIVER. No alterations, modifications, supplements, changes, amendments, waivers, or termination of this Agreement shall be valid unless in writing and executed by the parties hereto. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions.

          6. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto, and supersedes all prior and contemporaneous discussions, negotiations, understandings, and agreements, whether oral or written, expressed or implied, between and among the parties hereto regarding the subject matter of this Agreement.

         7. DISPUTE RESOLUTION. Any dispute, controversy, or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state, or local statute or regulation, or at common law), shall be resolved by final and binding arbitration before a single arbitrator. The arbitrator shall be selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association in effect at the time the dispute arises. In such arbitration proceedings, the arbitrator shall have the discretion, to be exercised in accordance with applicable law, to allocate among the parties the arbitrator's fees, tribunal and other administrative and litigation costs and, to the prevailing party, attorneys' fees. The award of the arbitrator may be confirmed before and entered as a judgment of any court having jurisdiction of the parties.

          8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, ABN and the Claimant have executed this Agreement as of the date and year set forth below.

American Banknote Corporation


By:  PATRICK J. GENTILE
     -------------------
     Its SVP Finance
Dated:  October 20, 2000


John T. Gorman


By:
    --------------------
    Its
Dated: October 20, 2000